Exhibit 21.1
List of Subsidiaries of Aridis Pharmaceuticals, Inc.:
Name	Jurisdiction of Incorporation/Formation
Aridis Biopharmaceuticals LLC	Delaware
Aridis Pharmaceuticals C.V.	Netherlands